Exhibit 99.1

Devon Energy Corporation
333 West Sheridan Avenue
Oklahoma City, OK 73102-5015

News Release

Investor Contacts	Scott Coody Shea Snyder	405 552 4735 405 552 4782
Media Contact	Chip Minty	405 228 8647

DEVON ENERGY REPORTS FOURTH-QUARTER AND FULL-YEAR 2012 RESULTS

OKLAHOMA CITY – February 20, 2013 – Devon Energy Corporation (NYSE:DVN) today reported a net loss of $357 million for the quarter ended December 31, 2012, or $0.89 per common share ($0.89 per diluted share). The company’s fourth quarter financial results were impacted by a non-cash asset impairment charge of $896 million. Excluding the asset impairment charge and other items securities analysts typically exclude from estimates, Devon earned $316 million or $0.78 per diluted share in the fourth quarter of 2012.

Asset impairments also led to a loss of $206 million for the year ended December 31, 2012, or $0.52 per common share ($0.52 per diluted share). Excluding adjusting items, the company earned $1.3 billion or $3.26 per diluted share in 2012.

“In spite of a challenging commodity price environment that impacted our financial results, Devon delivered solid operating results in 2012. During the year, we continued to make significant progress toward the conversion of our asset portfolio to a higher oil weighting,” commented John Richels, Devon’s president and chief executive officer. “This is evident through the strong oil production growth we delivered during the year and the impressive growth in oil reserves.”

Strong Oil Growth Drives Record Production

Total production of oil, natural gas, and natural gas liquids increased to 250 million oil-equivalent barrels (Boe) in 2012. This is the highest annual production total in the company’s history from its North American property base and represents a 10 million Boe increase compared to 2011. The increase in 2012 production was driven almost entirely by growth in oil production. Devon’s oil production increased 20 percent year-over-year, more than offsetting declines in natural gas volumes due to reduced activity levels.

The company also delivered strong oil production growth in the fourth quarter of 2012. Oil production averaged 151,000 barrels per day, a 13 percent increase compared to the fourth quarter of 2011. The most significant growth in oil production came from the U.S., where fourth-quarter year-over-year oil production increased 30 percent.

Permian Basin Results Lead Fourth-Quarter Operating Highlights

•	Permian Basin oil production increased 31 percent over the fourth quarter of 2011. Oil accounted for 60 percent of the company’s 66,000 Boe per day produced in the Permian Basin during the quarter.

•	In the Bone Spring play in the Permian Basin, the company brought 10 new wells on production in the fourth quarter of 2012. Initial 30-day production from these wells averaged 790 Boe per day.

•

Also in the Permian Basin, Devon completed six wells in the Midland-Wolfcamp Shale during the fourth quarter. This activity was highlighted by the Cortes 1H well with initial 30-day production averaging 795 Boe per day.

•

In the Mississippian Lime play in Oklahoma, the company brought seven wells online within its Sinopec joint venture acreage in the fourth quarter of 2012. Initial 30-day production from these wells averaged approximately 335 Boe per day, including 210 barrels of oil per day. Devon has a 57 percent working interest in these wells.

•

Net production from Devon’s Jackfish 1 and Jackfish 2 oil sands projects averaged a record 49,000 barrels of oil per day in the fourth quarter of 2012. Compared to the fourth quarter of 2011, this represents a 15 percent increase in production.

•	Construction of Devon’s third Jackfish oil sands project is now approximately 50 percent complete, with startup expected by year-end 2014.

•

The company brought seven operated Granite Wash wells online, including three Hogshooter wells, in the fourth quarter of 2012. The average 30-day production rate from these seven wells was 1,625 Boe per day, including 1,010 barrels of oil per day.

•

In the Cana-Woodford Shale play, Devon established production from 29 operated wells in the fourth quarter. The average 30-day initial production rate was 6.5 million cubic feet of gas equivalent per day, including 135 barrels of oil per day and 420 barrels of natural gas liquids per day.

•

Fourth quarter production from the company’s Cana-Woodford Shale averaged 326 million cubic feet of natural gas equivalent per day. Fourth-quarter liquids production increased 68 percent compared to the prior-year quarter to 18,000 barrels per day. Liquids now account for 32 percent of Devon’s net production from the play.

•

Net daily production in the Barnett Shale averaged 1.4 billion cubic feet of natural gas equivalent per day during the fourth quarter of 2012. Liquids production increased 3 percent year-over-year to 48,000 barrels per day.

Proved Oil Reserves Exhibit Robust Growth

At December 31, 2012, Devon’s estimated proved reserves totaled 3.0 billion oil-equivalent barrels. During the year, oil reserves increased 13 percent compared to 2011, mitigating declines in natural gas reserves.

In 2012, the company added 381 million Boe through successful drilling (extensions, discoveries, and revisions other than price). Associated drill-bit capital invested during the year totaled $7.5 billion. For reporting purposes, $1.3 billion of cash proceeds received from the closing of two joint ventures were not subtracted from the company’s 2012 drill-bit capital total. However, these proceeds effectively reimbursed Devon for leasing and exploration costs incurred.

“Devon’s capital program delivered excellent drill-bit results in 2012. Our oil-focused drilling program replaced nearly 260 percent of our oil produced during the year,” said Dave Hager, executive vice president, exploration and production. “Even before the benefits of our joint venture agreements, these reserve additions were added at very competitive finding costs.”

Reserve revisions related to lower prices resulted in a decrease in Devon’s proved reserves of 171 million Boe at December 31, 2012. These price revisions impacted only natural gas and natural gas liquids reserves. The company’s reserve life index (proved reserves divided by annual production) remained at approximately 12 years, and its proved developed reserves accounted for 72 percent of total proved reserves.

Oil and Gas Sales Total $7.2 Billion; Devon Adds Oil and Gas Hedges

Although total production increased, revenue from oil, natural gas, and natural gas liquids sales declined 14 percent to $7.2 billion in 2012. However, cash settlements related to the company’s oil and gas hedges increased revenue by $870 million or $3.48 per Boe in 2012, partially offsetting lower realized prices for all three products.

The strong oil price environment has provided Devon the opportunity to add oil hedges for 2013. The company now has entered into contracts to hedge 115,000 barrels per day of oil production. Of this total, 55,000 barrels per day are swapped at a weighted average price of $101 per barrel. The remaining 60,000 barrels per day utilize costless collars with a weighted average ceiling of $113 per barrel and a floor of $90 per barrel.

The company also recently increased its natural gas hedging position. For the full-year 2013, Devon now has approximately 1.3 billion cubic feet per day protected at a weighted average floor price of $3.87. This position covers approximately 60 percent of the company’s expected natural gas production in 2013.

Operating Costs Reflect Increased Oil Activity

In aggregate, the company’s pre-tax, cash costs totaled $14.36 per Boe in 2012, a 7 percent increase compared to 2011. Devon’s cost management efforts and efficient operations partially offset the full impact of industry inflation and a shift toward oil projects. In general, oil projects are more expensive to develop and have higher operating costs than gas projects.

In the fourth quarter of 2012, expenses in most categories were generally in line with expectations. However, general and administrative expenses of $198 million or $3.17 per Boe exceeded estimates. This was primarily due to $21 million of costs associated with the early settlement of pension obligations during the fourth quarter.

Depreciation, depletion, and amortization expense (DD&A) increased to $11.73 per Boe in the fourth quarter. The DD&A rate was attributable to the impact of price-related reserve revisions and an upward adjustment in future development cost assumptions.

Joint Ventures Strengthen Balance Sheet and Liquidity

In 2012, Devon successfully entered into two exploration-based joint ventures, delivering almost $4.0 billion in value to the company. The transactions included $1.3 billion in cash payments along with $2.6 billion of drilling carries that fund roughly 70 percent of the company’s capital requirements in the joint ventures.

During the year, Devon generated cash flow from operations of $5.0 billion. When combined with cash payments from the closing of two joint venture agreements and other minor asset sales, Devon’s cash inflows totaled $6.5 billion in 2012.

The company exited 2012 with a very strong balance sheet. At December 31, 2012, the company’s cash and short-term investments totaled $7.0 billion, and Devon’s net debt to adjusted capitalization was 18 percent.

Impairment Charge Methodology

On a quarterly basis, the carrying value of Devon’s oil and natural gas assets are subject to a “ceiling test.” Under the full-cost method of accounting, the net book value of the company’s oil and gas properties, less related deferred income taxes, may not exceed a calculated ceiling. The ceiling is the estimated future net cash flow from proved oil and gas properties, discounted at 10 percent per year. Any excess is written off as a non-cash expense and may not be reversed in future periods, even though higher oil and gas prices may subsequently increase the ceiling. Future net cash flows are calculated assuming continuation of prices and costs in effect at the time of the calculation, except for changes that are fixed and determinable by existing contracts. Trailing 12-month average prices at the end of each quarter are used in the future net cash flow calculation. Impairment charges have no impact on cash flow or cash balances and are not reflective of the fair value of oil and gas assets.

Non-GAAP Reconciliations

Pursuant to regulatory disclosure requirements, Devon is required to reconcile non-GAAP financial measures to the related GAAP information (GAAP refers to generally accepted accounting principles). Adjusted earnings, drill-bit capital, net debt, and adjusted capitalization are non-GAAP financial measures referenced within this release. Reconciliations of these non-GAAP measures are provided beginning on page 13.

Conference Call to be Webcast Today

Devon will discuss its 2012 financial and operating results in a conference call webcast today. The webcast will begin at 10 a.m. Central Time (11 a.m. Eastern Time) and may be accessed from Devon’s home page at www.devonenergy.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; unforeseen changes in the rate of production from our oil and gas properties; uncertainties in future exploration and drilling results; uncertainties inherent in estimating the cost of drilling and completing wells; drilling risks; competition for leases, materials, people and capital; midstream capacity constraints and potential interruptions in production; risk related to our hedging activities; environmental risks; political or regulatory changes; and our limited control over third parties who operate our oil and gas properties. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by Devon on its website or otherwise. Devon does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. This release may contain certain terms, such as resource potential and exploration target size. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K, available from us at Devon Energy Corporation, Attn. Investor Relations, 333 West Sheridan Avenue, Oklahoma City, OK 73102-5015. You can also obtain this form from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.

Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration and production. Devon is a leading U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For more information about Devon, please visit our website at www.devonenergy.com.

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

PRODUCTION (net of royalties)

	Quarter Ended December 31,		Year Ended December 31,
Total Period Production:	2012	2011	2012	2011
Natural Gas (Bcf)
United States	186.7	191.8	751.9	739.7
Canada	43.3	52.5	186.1	212.8

Total Natural Gas	230.0	244.3	938.0	952.5

Oil / Bitumen (MMBbls)
United States	6.0	4.6	21.5	16.8
Canada	7.9	7.7	32.0	27.9

Total Oil / Bitumen	13.9	12.3	53.5	44.7

Natural Gas Liquids (MMBbls)
United States	9.3	8.7	36.1	33.0
Canada	0.9	0.9	3.8	3.6

Total Natural Gas Liquids	10.2	9.6	39.9	36.6

Oil Equivalent (MMBoe)
United States	46.4	45.2	182.9	173.1
Canada	16.0	17.4	66.8	67.0

Total Oil Equivalent	62.4	62.6	249.7	240.1

	Quarter Ended December 31,		Year Ended December 31,
Average Daily Production:	2012	2011	2012	2011
Natural Gas (MMcf)
United States	2,029.0	2,084.5	2,054.5	2,026.6
Canada	471.2	571.1	508.3	583.1

Total Natural Gas	2,500.2	2,655.6	2,562.8	2,609.7

Oil / Bitumen (MBbls)
United States	64.8	49.7	58.7	46.0
Canada	86.2	83.8	87.4	76.5

Total Oil / Bitumen	151.0	133.5	146.1	122.5

Natural Gas Liquids (MBbls)
United States	101.4	94.5	98.6	90.4
Canada	9.5	9.8	10.5	9.9

Total Natural Gas Liquids	110.9	104.3	109.1	100.3

Oil Equivalent (MBoe)
United States	504.4	491.7	499.7	474.1
Canada	174.2	188.7	182.6	183.6

Total Oil Equivalent	678.6	680.4	682.3	657.7

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

BENCHMARK PRICES

(average prices)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Natural Gas ($/Mcf) – Henry Hub	$3.41	$3.54	$2.79	$4.04
Oil ($/Bbl) – West Texas Intermediate (Cushing)	$88.16	$93.96	$94.21	$95.06

REALIZED PRICES

	Quarter Ended December 31, 2012
	Oil / Bitumen (Per Bbl)	Gas (Per Mcf)	NGLs (Per Bbl)	Total (Per Boe)
United States	$83.18	$2.93	$26.12	$27.72
Canada	$52.31	$3.26	$47.64	$37.28

Realized price without hedges	$65.56	$2.99	$27.96	$30.17
Cash settlements	$8.76	$0.34	$0.07	$3.24

Realized price, including cash settlements	$74.32	$3.33	$28.03	$33.41

	Quarter Ended December 31, 2011
	Oil /Bitumen (Per Bbl)	Gas (Per Mcf)	NGLs (Per Bbl)	Total (Per Boe)
United States	$91.19	$3.08	$40.66	$30.10
Canada	$71.36	$3.45	$56.19	$45.02

Realized price without hedges	$78.75	$3.16	$42.11	$34.24
Cash settlements	$(0.28)	$0.63	$0.05	$2.42

Realized price, including cash settlements	$78.47	$3.79	$42.16	$36.66

	Year Ended December 31, 2012
	Oil /Bitumen (Per Bbl)	Gas (Per Mcf)	NGLs (Per Bbl)	Total (Per Boe)
United States	$88.68	$2.32	$28.49	$25.59
Canada	$57.01	$2.49	$48.63	$37.01

Realized price without hedges	$69.73	$2.36	$30.42	$28.65
Cash settlements	$4.84	$0.65	$0.04	$3.48

Realized price, including cash settlements	$74.57	$3.01	$30.46	$32.13

	Year Ended December 31, 2011
	Oil / Bitumen (Per Bbl)	Gas (Per Mcf)	NGLs (Per Bbl)	Total (Per Boe)
United States	$91.19	$3.50	$39.47	$31.31
Canada	$66.97	$3.87	$55.99	$43.23

Realized price without hedges	$76.06	$3.58	$41.10	$34.64
Cash settlements	$(0.58)	$0.44	$0.07	$1.63

Realized price, including cash settlements	$75.48	$4.02	$41.17	$36.27

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues:
Oil, gas and NGL sales	$1,883	$2,144	$7,153	$8,315
Oil, gas and NGL derivatives	178	(105)	693	881
Marketing and midstream revenues	520	546	1,656	2,258

Total revenues	2,581	2,585	9,502	11,454

Expenses and other, net:
Lease operating expenses	534	499	2,074	1,851
Marketing and midstream operating costs and expenses	399	412	1,246	1,716
Depreciation, depletion and amortization	731	626	2,811	2,248
General and administrative expenses	198	182	692	585
Taxes other than income taxes	108	88	414	424
Interest expense	110	82	406	352
Restructuring costs	74	—	74	(2)
Asset impairments	896	—	2,024	—
Other, net	32	(98)	78	(10)

Total expenses and other, net	3,082	1,791	9,819	7,164

Earnings (loss) from continuing operations before income taxes	(501)	794	(317)	4,290
Current income tax expense (benefit)	44	158	52	(143)
Deferred income tax expense (benefit)	(188)	115	(184)	2,299

Earnings (loss) from continuing operations	(357)	521	(185)	2,134
Earnings (loss) from discontinued operations, net of tax	—	(14)	(21)	2,570

Net earnings (loss)	$(357)	$507	$(206)	$4,704

Basic net earnings (loss) per share:
Basic earnings (loss) from continuing operations per share	$(0.89)	$1.29	$(0.47)	$5.12
Basic earnings (loss) from discontinued operations per share	—	(0.04)	(0.05)	6.17

Basic net earnings (loss) per share	$(0.89)	$1.25	$(0.52)	$11.29

Diluted net earnings (loss) per share:
Diluted earnings (loss) from continuing operations per share	$(0.89)	$1.29	$(0.47)	$5.10
Diluted earnings (loss) from discontinued operations per share	—	(0.04)	(0.05)	6.15

Diluted net earnings (loss) per share	$(0.89)	$1.25	$(0.52)	$11.25

Weighted average common shares outstanding:
Basic	405	404	404	417
Diluted	405	405	404	418

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Quarter Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Cash flows from operating activities:
Net earnings (loss)	$(357)	$507	$(206)	$4,704
(Earnings) loss from discontinued operations, net of tax	—	14	21	(2,570)
Adjustments to reconcile earnings from continuing operations to net cash from operating activities:
Depreciation, depletion and amortization	731	626	2,811	2,248
Asset impairments	896	—	2,024	—
Deferred income tax expense (benefit)	(188)	115	(184)	2,299
Unrealized change in fair value of financial instruments	32	260	205	(401)
Other noncash charges	104	56	240	241

Net cash from operating activities before balance sheet changes	1,218	1,578	4,911	6,521
Net decrease (increase) in working capital	(98)	493	(50)	185
Decrease (increase) in long-term other assets	(14)	(18)	(36)	33
Increase (decrease) in long-term other liabilities	37	(34)	105	(493)

Cash from operating activities—continuing operations	1,143	2,019	4,930	6,246
Cash from operating activities—discontinued operations	—	(9)	26	(22)

Net cash from operating activities	1,143	2,010	4,956	6,224

Cash flows from investing activities:
Capital expenditures	(1,997)	(2,019)	(8,225)	(7,534)
Proceeds from property and equipment divestitures	71	116	1,468	129
Purchases of short-term investments	(1,137)	(940)	(4,106)	(6,691)
Redemptions of short-term investments	958	668	3,266	5,333
Other	(4)	(6)	14	(29)

Cash from investing activities—continuing operations	(2,109)	(2,181)	(7,583)	(8,792)
Cash from investing activities—discontinued operations	(1)	(16)	57	3,146

Net cash from investing activities	(2,110)	(2,197)	(7,526)	(5,646)

Cash flows from financing activities:
Proceeds from borrowings of long-term debt, net of issuance costs	(7)	—	2,458	2,221
Net short-term borrowings (repayments)	361	530	(537)	3,726
Debt repayments	—	—	—	(1,760)
Credit facility borrowings	—	—	750	—
Credit facility repayments	—	—	(750)	—
Proceeds from stock option exercises	2	—	27	101
Repurchases of common stock	—	(345)	—	(2,332)
Dividends paid on common stock	(82)	(69)	(324)	(278)
Excess tax benefits related to share-based compensation	—	2	5	13

Net cash from financing activities	274	118	1,629	1,691

Effect of exchange rate changes on cash	(8)	6	23	(4)

Net change in cash and cash equivalents	(701)	(63)	(918)	2,265
Cash and cash equivalents at beginning of period	5,338	5,618	5,555	3,290

Cash and cash equivalents at end of period	$4,637	$5,555	$4,637	$5,555

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED BALANCE SHEETS

(in millions)

	December 31,	December 31,
	2012	2011
Current assets:
Cash and cash equivalents	$4,637	$5,555
Short-term investments	2,343	1,503
Accounts receivable	1,245	1,379
Other current assets	746	868

Total current assets	8,971	9,305

Property and equipment, at cost:
Oil and gas, based on full cost accounting:
Subject to amortization	69,410	61,696
Not subject to amortization	3,308	3,982

Total oil and gas	72,718	65,678
Other	5,630	5,098

Total property and equipment, at cost	78,348	70,776
Less accumulated depreciation, depletion and amortization	(51,032)	(46,002)

Property and equipment, net	27,316	24,774

Goodwill	6,079	6,013
Other long-term assets	960	1,025

Total assets	$43,326	$41,117

Current liabilities:
Accounts payable	$1,451	$1,471
Revenues and royalties payable	750	678
Short-term debt	3,189	3,811
Other current liabilities	613	778

Total current liabilities	6,003	6,738

Long-term debt	8,455	5,969
Asset retirement obligations	1,996	1,496
Other long-term liabilities	901	721
Deferred income taxes	4,693	4,763
Stockholders’ equity:
Common stock	41	40
Additional paid-in capital	3,688	3,507
Retained earnings	15,778	16,308
Accumulated other comprehensive earnings	1,771	1,575

Total stockholders’ equity	21,278	21,430

Total liabilities and stockholders’ equity	$43,326	$41,117

Common shares outstanding	406	404

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

RESERVES RECONCILIATION

	Total
	Oil /Bitumen	Gas	NGLs	Total
	(MMBbls)	(Bcf)	(MMBbls)	(MMBoe)
As of December 31, 2011:
Proved developed	309	8,908	428	2,223
Proved undeveloped	396	1,578	124	782

Total Proved	705	10,486	552	3,005

Revisions due to prices	8	(930)	(24)	(171)
Revisions other than price	(1)	(320)	(13)	(68)
Extensions and discoveries	139	1,158	116	449
Purchase of reserves	—	2	—	—
Production	(53)	(938)	(40)	(250)
Sale of reserves	—	(12)	—	(2)
As of December 31, 2012:

Proved developed	327	8,070	451	2,123
Proved undeveloped	471	1,376	140	840

Total Proved	798	9,446	591	2,963

	United States
	Oil / Bitumen (MMBbls)	Gas (Bcf)	NGLs (MMBbls)	Total (MMBoe)
As of December 31, 2011:
Proved developed	146	7,957	402	1,875
Proved undeveloped	22	1,550	123	403

Total Proved	168	9,507	525	2,278

Revisions due to prices	(1)	(831)	(19)	(159)
Revisions other than price	(6)	(287)	(13)	(67)
Extensions and discoveries	65	1,124	114	367
Purchase of reserves	—	2	—	—
Production	(21)	(752)	(36)	(183)
Sale of reserves	—	(1)	—	—
As of December 31, 2012:

Proved developed	166	7,391	431	1,829
Proved undeveloped	39	1,371	140	407

Total Proved	205	8,762	571	2,236

	Canada
	Oil / Bitumen (MMBbls)	Gas (Bcf)	NGLs (MMBbls)	Total (MMBoe)
As of December 31, 2011:
Proved developed	163	951	26	348
Proved undeveloped	374	28	1	379

Total Proved	537	979	27	727

Revisions due to prices	9	(99)	(5)	(12)
Revisions other than price	5	(33)	—	(1)
Extensions and discoveries	74	34	2	82
Production	(32)	(186)	(4)	(67)
Sale of reserves	—	(11)	—	(2)
As of December 31, 2012:

Proved developed	161	679	20	294
Proved undeveloped	432	5	—	433

Total Proved	593	684	20	727

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

COSTS INCURRED

(in millions)

	Total
	Year Ended December 31,
	2012	2011
Property acquisition costs:
Proved properties	$73	$48
Unproved properties	1,178	939
Exploration costs	655	538
Development costs	6,099	5,418

Costs Incurred	$8,005	$6,943

	United States
	Year Ended December 31,
	2012	2011
Property acquisition costs:
Proved properties	$2	$34
Unproved properties	1,135	851
Exploration costs	351	272
Development costs	4,408	4,130

Costs Incurred	$5,896	$5,287

	Canada
	Year Ended December 31,
	2012	2011
Property acquisition costs:
Proved properties	$71	$14
Unproved properties	43	88
Exploration costs	304	266
Development costs	1,691	1,288

Costs Incurred	$2,109	$1,656

COMPANY OPERATED RIGS

	As of December 31,
	2012	2011
Number of Company Operated Rigs Running:
United States	74	53
Canada	8	7

Total	82	60

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

KEY OPERATING STATISTICS BY REGION

	Quarter Ended December 31, 2012
	Avg. Production	Operated Rigs at	Gross Wells
	(MBOED)	December 31, 2012	Drilled
Barnett Shale	227.4	10	73
Canadian Oilsands—Jackfish / Pike	48.9	—	—
Cana-Woodford Shale	54.3	11	44
Granite Wash	18.8	4	8
Gulf Coast / East Texas	57.3	4	21
Lloydminster	33.6	—	69
Mississippian	1.8	14	29
Permian Basin	66.3	26	65
Rocky Mountains	56.2	5	11
Other	114.0	8	35

Total	678.6	82	355

CAPITAL EXPENDITURES

(in millions)

	Quarter Ended December 31, 2012
	United States	Canada	Total
Exploration	$246	71	$317
Development	994	543	1,537

Exploration and development capital	$1,240	614	$1,854
Capitalized G&A			77
Capitalized interest			10
Midstream capital			166
Other capital			84

Total Continuing Operations			$2,191
Discontinued operations			—

Total Operations			$2,191

CAPITAL EXPENDITURES

(in millions)

	Year Ended December 31, 2012
	United States	Canada	Total
Exploration	$1,463	292	$1,755
Development	4,009	1,431	5,440

Exploration and development capital	$5,472	1,723	$7,195
Capitalized G&A			359
Capitalized interest			36
Midstream capital			530
Other capital			354

Total Continuing Operations			$8,474
Discontinued operations			13

Total Operations			$8,487

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

NON-GAAP FINANCIAL MEASURES

The United States Securities and Exchange Commission has adopted disclosure requirements for public companies such as Devon concerning Non-GAAP financial measures. (GAAP refers to generally accepted accounting principles). The company must reconcile the Non-GAAP financial measure to related GAAP information. Devon’s reported net earnings include items of income and expense that are typically excluded by securities analysts in their published estimates of the company’s financial results. The following tables summarize the effects of these items on fourth-quarter and full-year 2012 earnings.

RECONCILIATION TO GAAP INFORMATION

(in millions)

	Quarter Ended December 31, 2012
	Before-Tax	After-Tax
Net earnings (GAAP)		$(357)
Asset impairments	896	589
Restructuring costs	74	49
Income tax accrual adjustments	—	17
Oil, gas and NGL derivatives	24	13
Interest rate and other financial instruments	10	5

Adjusted earnings (Non-GAAP)		$316

Diluted share count		405
Adjusted diluted earnings per share (Non-GAAP)		$0.78

	Year Ended December 31, 2012
	Before-Tax	After-Tax
Net earnings (GAAP)		$(185)
Asset impairments	2,024	1,308
Restructuring costs	74	49
Income tax accrual adjustments	—	17
Oil, gas and NGL derivatives	177	112
Interest rate and other financial instruments	32	21

Adjusted earnings (Non-GAAP)		$1,322

Diluted share count		404
Adjusted diluted earnings per share (Non-GAAP)		$3.26

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

NON-GAAP FINANCIAL MEASURES

Devon believes that using net debt for the calculation of “net debt to adjusted capitalization” provides a better measure than using debt. Devon defines net debt as debt less cash, cash equivalents and short-term investments. Devon believes that netting these sources of cash against debt provides a clearer picture of the future demands on cash to repay debt.

RECONCILIATION TO GAAP INFORMATION

(in millions)

	December 31,
	2012	2011
Total debt (GAAP)	$11,644	$9,780
Adjustments:
Cash and short-term investments	6,980	7,058

Net debt (Non-GAAP)	$4,664	$2,722

Total debt	$11,644	$9,780
Stockholders’ equity	21,278	21,430

Total capitalization (GAAP)	$32,922	$31,210

Net debt	$4,664	$2,722
Stockholders’ equity	21,278	21,430

Adjusted capitalization (Non-GAAP)	$25,942	$24,152

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

NON-GAAP FINANCIAL MEASURES

Drill-bit capital is defined as costs incurred less asset retirement costs and proved acquisition costs. Drill-bit capital is a Non-GAAP measure. Devon believes drill-bit capital is relevant because it provides additional insight into costs associated with current year exploration and development activities. Certain securities analysts also use this methodology to measure Devon’s performance. It should be noted that the actual costs of reserves added through Devon’s drilling program will differ, sometimes significantly, from the direct comparison of capital spent and reserves added in any given period due to the timing of capital expenditures and reserve bookings.

RECONCILIATION TO GAAP INFORMATION

(in millions)

	Total
	Year Ended December 31,
	2012	2011
Costs Incurred (GAAP)	$8,005	$6,943
Less:
Asset retirement costs	415	(4)
Proved acquisition costs	73	48

Drill-bit capital (Non-GAAP)	$7,517	$6,899

	United States
	Year Ended December 31,
	2012	2011
Costs Incurred (GAAP)	$5,896	$5,287

Less:
Asset retirement costs	146	(6)
Proved acquisition costs	2	34

Drill-bit capital (Non-GAAP)	$5,748	$5,259

	Canada
	Year Ended December 31,
	2012	2011
Costs Incurred (GAAP)	$2,109	$1,656

Less:
Asset retirement costs	269	2
Proved acquisition costs	71	14

Drill-bit capital (Non-GAAP)	$1,769	$1,640